Exhibit 10.2

MERGER INCENTIVE PLAN

1.Participation. The employees selected by the Administrator will be eligible to participate in the Merger Incentive Plan (the “Plan”) and will be eligible to receive a benefit under the Plan subject to the terms and conditions of the Plan. Eligible employees selected for participation are referred to as “Participants”. An employee who is selected as a Participant in the Plan will be notified in writing of his or her participation in the Plan.
2.Definitions. The following capitalized terms used herein will have the meaning specified:
(a)	“Administrator” means the Company’s Chief Executive Officer.
(b)	“Cause” means, with respect to a Participant, (i) fraud, embezzlement, or theft in connection with his or her employment (ii) gross negligence in the performance of his or her duties, (iii) his or her conviction, guilty plea, or plea of nolo contendere with respect to a felony, (iv) the willful and continued failure to substantially perform his or her duties for the Company (except where the failure results from incapacity due to disability), or (v) the willful or negligent engagement in conduct which is, or could reasonably be expected to be, materially injurious to the Company, monetarily or otherwise. “Cause” will be interpreted by the Administrator in its sole reasonable discretion.
(c)	“Closing” mean the first to occur of the following events that occurs prior to the End Date:

(1) Any “person” or “group” (as such terms are used in Section 13(d) and 14( d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of the Company, after giving effect to the exercise or conversion of all securities exercisable for or convertible into voting stock of the Company; provided, that this clause (1) shall not apply to any “person” or “group” that has filed a Schedule 13D with the Securities and Exchange Commission with respect to the Company’s common stock on or prior to the date of this Plan; (2) the Company is merged with or into or consolidated with another entity and, immediately after giving effect to the merger or consolidation, one or both of the following occurs: (a) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, and/or (b) the individuals who were members of the Board of Directors of the Company (the “Board”) immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the surviving or resulting entity; (3) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company assets (either in one transaction or a series of related transactions) (other than transfers to an entity or entities controlled by the Company); (4) individuals who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) or the individuals that are nominated by the Incumbent Board (“Successor Directors”), cease for any reason to constitute at least a majority of the Board; or (5) a complete liquidation or dissolution of the Company. Once a Closing occurs, no other events shall constitute a Closing for purposes of the Plan.

(d)	“Closing Date” means the date on which the Closing occurs.
(e)	“Company” means Battalion Oil Corporation.

(f)	“End Date” means December 31, 2025.
(g)	“Equity Grant Unit” means an interest in the Equity Grant Value Pool that is granted and allocated to a Participant that entitles the Participant to share in the value of the Equity Grant Value Pool, subject to the terms and conditions of the Plan.
(h)	“Equity Grant Value Pool” means a pool determined based on the value of all shares of the Company’s common stock existing immediately before the Closing (based on the consideration paid for the Company’s common stock in connection with the Closing (or the closing price of the Company’s common stock on the date a person or group files a report with the Securities and Exchange Commission announcing that they are the beneficial owners of more than 50% of the total voting power of the outstanding voting stock of the Company)), divided by 16,845,325 and then the result multiplied by 229,022.
(i)	“Termination Date” means the date on which the Participant’s employment with the Company terminates for any reason. A transfer of a Participant’s employment between and among the Company or its subsidiaries or affiliates will not be deemed to constitute a termination of employment for purposes of the Plan.
3.Grant Units Reserved; Grants and Allocations. A total of 229,022 Equity Grant Units may be granted and allocated to Participants pursuant to the Plan. Grants and allocations shall be made in accordance with Schedule A attached hereto.
4.Vesting of Equity Grant Units.
(a)	Subject to the terms and conditions of the Plan, all Equity Grant Units that have been granted and allocated to a Participant under the Plan and that are outstanding as of a Closing shall vest upon the Closing Date of the Closing provided that the Participant’s Termination Date has not occurred prior to the Closing.
(b)	Termination of Employment Prior to a Closing. In the event a Participant’s Termination Date occurs prior to a Closing, no payments will be made to the Participant with respect to any outstanding Equity Grant Units held by the Participant as of the Termination Date and all such Equity Grant Units shall be forfeited and shall be of no further force and effect as of the Termination Date; provided, however, that, subject to the terms and conditions of the Plan, if a Participant’s Termination Date occurs prior to a Closing due to termination by the Company for reasons other than for Cause, the Participant will be entitled to receive their allocated share of the Equity Grant Value Pool subject to the terms and conditions of the Plan
5.Other Terms and Conditions. The following conditions shall apply to payment of the allocated share of the Equity Grant Value Pool under the Plan:
(a)	No Closing by End Date. If the Closing does not occur on or prior to the End Date, no amounts will be payable under the Plan to any Participant and all Equity Grant Units shall be forfeited and shall be of no further force and effect as of the End Date.
(b)	Equity Election: At the Company’s election (and subject to applicable regulations), the value of Equity Grant Units may be paid by the Company to the Participants in the form of equity of the same value.

6.Payment Timing. Each Participant shall be paid their allocated share of the Equity Grant Value Pool to which they are entitled under the Plan (including under Paragraph 4(b)) in a cash lump sum within ten (10) days after the Closing Date.
7.Administration and Interpretation. The Administrator will have the authority to administer the Plan and will have the authority to conclusively interpret the Plan, which interpretation will be binding on the Company (other than any application to the Administrator, for whom the Chairman of the Board of Directors shall have such authority).
8.No Sale; Binding Effect. If for any reason whatsoever, the Closing does not occur by the End Date, no benefits of any kind will be provided under the Plan and the Plan will expire without any action of any person. The Company is under no obligation to engage in or close a transaction and is under no obligation to engage in a merger at any specified price.
9.Miscellaneous.
(a)	No Right to Employment. Neither the Plan, its adoption, its operation, nor any action taken under the Plan will be construed as giving any employee the right to be retained or continued in the employ of the Company, nor will it interfere in any way with the right and power of the Company to discharge any employee or take any action that has the effect of terminating any employee’s employment or service at any time.
(b)	Plan Not Funded. The Plan will be unfunded. Neither the Company nor any of its affiliates will be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of the Equity Grant Value Pool hereunder.
(c)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder, to the extent not otherwise governed by the Code or the laws of the United States, will be determined in accordance with the laws of the State of Texas, without giving effect to conflict of law principles.
(d)	Nonexclusively of the Plan. The establishment of the Plan will not be construed as creating any limitations on the power of the Company, any of its affiliates, the Board of Directors of the Company or any of its affiliates to adopt such other compensation arrangements as any of them may deem desirable for any Participant or non-participating employee, including authorization of annual incentives under other plans and arrangements. Without limiting the generality of the foregoing, any payments under this Plan are in addition to, and not in replacement of, any amounts otherwise payable to any Participant.
(e)	Severability. The invalidity of any provision of the Plan or a document hereunder will not be deemed to render the remainder of this Plan or such document invalid.
(f)	Liability for Cash Payments; Tax Withholding. The employer of any employee who is a Participant in the Plan will be liable for any cash payments to be made to the Participant hereunder. The Company and its affiliates may deduct from any payment of a Participant’s payment of their allocated share of the Equity Grant Value Pool or from any other payment to the Participant any Federal, state, local or provincial tax or charge that is then required to be deducted under applicable law with respect to the payment.
(g)	Non-Transferability. Neither the opportunity for a vesting or any other right hereunder will be assignable or transferable, and will not be pledged, encumbered or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than the Company.
(h)	Heirs and Successors. If any benefits deliverable to the Participant under the Plan have not been delivered at the time of the Participant’s death, such benefits will be delivered to the legal representative of the estate of the Participant.
(i)	Recoupment. the Administrator may, in its reasonable discretion, require payback of any amount paid under the Plan that is subsequently determined to have been materially overstated due to erroneous results or computations.
10.Amendment and Termination. The Administrator may only amend this Plan to cure any ambiguities or correct any errors without the consent of any Participant. The Administrator may otherwise amend this Plan only upon mutual written agreement executed by the Company and each Participant that would be materially and adversely affected by such amendment. This Plan will terminate automatically without any further action when all payments of all allocated shares of the Equity Grant Value Pool, determined in accordance with the Plan, are paid to (or with respect to) Participants hereunder or, if earlier, the date on which the End Date occurs if such date is prior to the Closing Date.

[Signature Page Follows]

Date: September 19, 2024Battalion Oil Corporation

By:	/s/ Matthew B. Steele
Name:	Matthew B. Steele
Title:	Chief Executive Officer

— Signature Page —
Battalion Oil Corporation | Merger Incentive Plan

Schedule A

Employee	% COC shares
CEO	22.00%
Other Employees	68.00%
Other employees @CEO Discretion prior to Close	10.00%
100.00%

— Schedule A —
Battalion Oil Corporation | Merger Incentive Plan